                                                                    EXHIBIT 99.1


[PROXYMED LOGO]


                              COMPANY NEWS RELEASE

                              FOR IMMEDIATE RELEASE


IMPORTANT NOTE: ProxyMed's live teleconference call to discuss its first quarter 2003 results is accessible by calling 1-800-915-4836 beginning at 10:00 a.m. Eastern Time on Thursday, May 1, 2003 and will be simultaneously broadcast on the Internet at www.proxymed.com. Replays of the teleconference call will be available at www.proxymed.com after 1:00 p.m. Eastern Time on May 1st.


CONTACT:
JUDSON E. SCHMID
CHIEF FINANCIAL OFFICER
(954) 473-1001, EXT. 353
investorrelations@proxymed.com


                   PROXYMED REPORTS FIRST QUARTER 2003 RESULTS
             - OPERATIONS OF MEDUNITE ACQUISITION RESULT IN REVENUES
                                OF $17.4 MILLION
                          AND LOSS PER SHARE OF $0.36 -

         FORT LAUDERDALE, FLORIDA (Business Wire) April 30, 2003 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing services and the nation's second largest processor of physician-based healthcare transactions, today reported its operating results for the first quarter of 2003. The operations of MedUnite, Inc., which was acquired by ProxyMed on December 31, 2002, are included in the 2003 quarterly results.

                           FIRST QUARTER 2003 RESULTS

         ProxyMed reported revenues of $17.4 million for the first quarter of 2003, an increase of 52% compared to revenues of $11.5 million for the same period of 2002. For the first quarter of 2003, net loss applicable to common shareholders and net loss per share were $2.5 million and $0.36, respectively, compared to a net loss of $0.6 million and net loss per share of $0.11 for the first quarter of 2002. Diluted weighted average shares outstanding for the quarters ended March 31, 2003 and 2002 were 6,782,938 and 5,114,596, respectively.

         Additionally, for the first quarter of 2003, the Company reported an EBITDA loss (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization) of $0.9 million, compared to an EBITDA profit of $0.6 million a year ago. The management of ProxyMed believes that EBITDA is a



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

meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry and serves as one of the factors in determining its management performance compensation.

         Cash flow used in operations for the quarter ended March 31, 2003 was $0.5 million versus cash flow provided from operations of $0.1 million for the prior year. Total cash at March 31, 2003, including restricted cash, was approximately $11.5 million.

         "As we had expected and discussed in our conference calls earlier in the year, the EBITDA and net losses at MedUnite outweighed the positive EBITDA and net income at ProxyMed, resulting in losses on a consolidated basis. However, during the quarter we made tremendous strides both operationally and financially in this business, reducing the MedUnite monthly EBITDA loss to $300,000 exiting the quarter compared to $1.6 million in the months prior to our acquisition," said Michael K. Hoover, ProxyMed's chairman and chief executive officer. "With this progress, we are confident that we will be able to achieve consolidated EBITDA profitability in the second quarter while seeing EBITDA profitability in the MedUnite business by the end of the third quarter of the year."


                               SEGMENT PERFORMANCE

ELECTRONIC HEALTHCARE TRANSACTION SERVICES

         As noted above, the operations of MedUnite are not included in the 2002 results reported as the acquisition was consummated on December 31, 2002. Where indicated, ProxyMed has provided comparative information with and without the operations of MedUnite in the discussion of its Electronic healthcare transaction services segment for 2003. The results of operations of MedUnite for the quarter ended March 31, 2003 used to compute such comparative information is contained in the "Segment and Other Information" tables after the text of this press release.

         The Electronic healthcare transaction services segment reported revenues of $11.3 million for the first quarter of 2003 (including $4.6 million from MedUnite), an increase of 114% compared to revenues of $5.3 million for the 2002 period. Excluding MedUnite, revenue growth between the periods was 26%. On a sequential basis, revenue, excluding MedUnite, increased by 9% over the fourth quarter of 2002 and was fueled by an increase in electronic claims processed due largely to strong new sales and implementations and growth from existing customers.

         As shown in the table below, total healthcare transactions processed during the first quarter of 2003 quarter were 56.5 million (including 21.9 million from MedUnite), up 114% from the 26.4 million transaction processed in the first quarter of 2002. Excluding MedUnite, transaction growth between the periods was 31% and sequential quarterly growth was 15%. ProxyMed now boasts an annual run rate of almost 226 million total healthcare transactions.



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         Management considers the following metrics important to monitor its transaction business:

---------------------------------------- ------------ ------------ ------------
                DESCRIPTION                  Q/E          Q/E         Q/E

                                           3/31/03     12/31/02     3/31/02
---------------------------------------- ------------ ------------ ------------
Core transactions (excluding encounters)   27,739,200  24,534,800   20,219,700
Acquired transactions (from MedUnite)      21,862,200          --           --
Encounters                                  6,877,900   5,571,500    6,198,400
                                           ----------  ----------   ----------
TOTAL TRANSACTIONS                         56,479,300  30,106,300   26,418,100
                                           ==========  ==========   ==========

         In addition to this strong overall growth, ProxyMed also announced substantial progress towards two previously announced goals. First, ProxyMed's direct connection with Aetna has resulted in strong transaction growth and is on track to exceed previously published estimates of 7.2 million transactions annually. Second, the Company has seen a significant increase in its real-time transactions, processing more than 7.4 million real-time transactions in the first quarter on the real-time network acquired from MedUnite.

         SG&A expenses for this segment increased by 196% between periods primarily due to $4.5 million in SG&A expenses incurred related to MedUnite's operations. Excluding MedUnite, SG&A expenses increased by 23% due to costs related to our HIPAA remediation efforts, implementation staffing, and sales/marketing programs implemented since the first quarter of last year.

         EBITDA for the first quarter of 2003 was a loss of $0.9 million compared to an EBITDA profit of $0.5 million in the first quarter of 2002. Excluding a $1.6 million EBITDA loss attributable to MedUnite, EBITDA for this segment was a profit of $0.7 million compared to an EBITDA profit of $0.5 million in the prior period. Included in the EBITDA loss for the first quarter of 2003 is a loss of $0.1 million on the disposition of certain assets owned and leased related to MDP which was acquired in 2001.

         Depreciation and amortization related to ProxyMed's transaction business was $1.1 million for the first quarter of 2003, including a total of $0.7 million for MedUnite. Of the MedUnite amount, $0.5 million is related to the amortization of intangible assets acquired in the acquisition.

         As a result of the $13.4 million in convertible debt issued to the former owners of MedUnite and the financing of certain liabilities of MedUnite during the 2003 period, the Company incurred net interest expense of $0.2 million during the quarter in its transaction services segment.



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         "Despite our teams being very busy with HIPAA initiatives and the
MedUnite integration, our old and new associates were able to come together quickly to execute our strategies to sustain and accelerate core transaction growth," said Judson E. Schmid, ProxyMed's chief financial officer. "Excluding the results at MedUnite, our transaction segment EBITDA performance actually increased more than 37% from last year including an increase in healthcare transactions processed of 31%."

LABORATORY COMMUNICATIONS SOLUTIONS

         The Laboratory Communications Solutions segment reported revenues of $6.1 million for the first quarter of 2003, a decrease of 1% compared to revenues of $6.2 million for 2002.

         SG&A expenses in the lab segment decreased 6% between periods primarily due to proactive cost controls implemented early in the fourth quarter of 2002.

         As a result of these cost savings, EBITDA for the first quarter of 2003 increased by 9% to $0.8 million from $0.7 million in the first quarter of 2002 and EBITDA margins increased slightly to 13% in 2003 from 12% in the 2002 period.

         During the first quarter, ProxyMed added 18 new accounts, and 303 new client locations to our FleetWatch proactive monitoring service. Business with national and regional clinical reference labs was stable despite on-going merger-driven consolidation in our customer base. In addition, the Company initiated a new focus on growing the hospital outreach segment of our customer base, which today is under-penetrated relative to the market in general. ProxyMed views the hospital outreach market as our largest new business opportunity going forward.

         "As previously noted in our updated guidance call for 2003 held in January, revenues for this segment were expected to start on a slow note in the first quarter and improve throughout the year," said Nancy J. Ham, ProxyMed's president and chief operating officer. "In recent weeks we've had some exciting conversations with our lab partners regarding the introduction of new technology and services solutions and the initial interest has been very encouraging. With these and other opportunities that we are working on, we expect to meet our financial goals in this segment for the full year."

CORPORATE

         As a result of increased liability insurance premiums, professional fees and personnel costs, corporate SG&A expenses for the first quarter of 2003 increased 39% compared to the first quarter of 2002. Sequentially, corporate SG&A costs increased 29% over the fourth quarter of 2002.



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




ABOUT PROXYMED - WHERE HEALTHCARE CONNECTS(TM)

ProxyMed solves the business problems of physician offices every day by automating their financial, administrative and clinical transactions with healthcare institutions. To facilitate these services, ProxyMed operates ProxyNet(R), its secure, proprietary national electronic information network, which provides physicians and other healthcare providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories. ProxyMed exceeds customer expectations through our expertise, proven methodologies and dedication to service excellence.


SAFE HARBOR STATEMENT

NOTE: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS OF FUTURE PROFITABILITY, THAT REFLECT OUR CURRENT ASSUMPTIONS AND EXPECTATIONS REGARDING FUTURE EVENTS. WHILE THESE STATEMENTS REFLECT OUR CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, THE SOUNDNESS OF OUR BUSINESS STRATEGIES RELATIVE TO THE PERCEIVED MARKET OPPORTUNITIES; OUR ABILITY TO INTEGRATE MEDUNITE INTO OUR EXISTING OPERATIONS, OUR ABILITY TO IDENTIFY SUITABLE FUTURE ACQUISITION CANDIDATES; OUR ABILITY TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS; OUR ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL, CROSS-SELL, INSTALL AND UPGRADE OUR CLINICAL AND FINANCIAL TRANSACTION SERVICES AND APPLICATIONS TO CURRENT AND NEW PHYSICIANS, PAYERS, MEDICAL LABORATORIES AND PHARMACIES; OUR ABILITY TO COMPETE EFFECTIVELY ON PRICE AND SUPPORT SERVICES; OUR ASSESSMENT OF THE HEALTHCARE INDUSTRY'S NEED, DESIRE AND ABILITY TO BECOME TECHNOLOGY EFFICIENT; AND OUR ABILITY AND THAT OF OUR BUSINESS ASSOCIATES TO COMPLY WITH VARIOUS GOVERNMENT RULES REGARDING HEALTHCARE AND PATIENT PRIVACY. THESE AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE RISK FACTORS DISCLOSURE IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 AND OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE STRONGLY URGE YOU TO READ. WE EXPRESSLY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS. WHEN USED, THE WORDS "BELIEVES," "ESTIMATED," "EXPECTS," "ANTICIPATES," "MAY" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

MORE INFORMATION ON PROXYMED IS AVAILABLE ON ITS HOME PAGE AT www.proxymed.com.



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


                         PROXYMED, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                            Three Months Ended March 31,
                                                           -------------------------------
                                                               2003               2002
                                                           ------------       ------------
Revenues                                                   $ 17,430,000       $ 11,503,000
                                                           ------------       ------------

Costs and expenses:
     Cost of sales                                            7,493,000          5,379,000
     Selling, general and administrative expenses            10,760,000          5,493,000
     Depreciation and amortization                            1,330,000            569,000
     Loss on disposal of assets                                 125,000                 --
                                                           ------------       ------------
        Total operating costs and expenses                   19,708,000         11,441,000
                                                           ------------       ------------

        Operating income (loss)                              (2,278,000)            62,000

Interest expense, net                                          (174,000)           (13,000)
                                                           ------------       ------------

        Net income (loss)                                    (2,452,000)            49,000

Deemed dividends and other charges                                   --            612,000
                                                           ------------       ------------

        Net loss applicable to common shareholders         $ (2,452,000)      $   (563,000)
                                                           ============       ============

Basic and diluted loss per share                           $      (0.36)      $      (0.11)
                                                           ============       ============

Basic and diluted weighted average shares outstanding         6,782,938          5,114,596
                                                           ============       ============

EBITDA (1)                                                 $   (948,000)      $    631,000
                                                           ============       ============

--------------
(1) EBITDA is a metric that ProxyMed believes is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry. Additionally, ProxyMed utilizes EBITDA as one of the factors in determining its management performance rewards. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles ("GAAP").

        A reconciliation to Operating income (loss), a corresponding measure under GAAP is as follows:


         EBITDA                                     $  (948,000)      $   631,000
         Deduct: Depreciation and Amortization        1,330,000           569,000
                                                    -----------       -----------
         Operating income (loss)                    $(2,278,000)      $    62,000
                                                    ===========       ===========




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


                         PROXYMED, INC. AND SUBSIDIARIES
                    SEGMENT AND OTHER INFORMATION (UNAUDITED)


                                                         Three Months Ended March 31,
                                                       -------------------------------
                                                           2003               2002
                                                       ------------       ------------
Revenues:
     Electronic healthcare transaction processing      $ 11,291,000       $  5,278,000
     Laboratory communication solutions                   6,139,000          6,225,000
                                                       ------------       ------------
                                                       $ 17,430,000       $ 11,503,000
                                                       ============       ============

Cost of sales:
     Electronic healthcare transaction processing      $  4,266,000       $  2,132,000
     Laboratory communication solutions                   3,227,000          3,247,000
                                                       ------------       ------------
                                                       $  7,493,000       $  5,379,000
                                                       ============       ============

Selling, general and administrative expenses:
     Electronic healthcare transaction processing      $  7,787,000       $  2,630,000
     Laboratory communication solutions                   2,093,000          2,230,000
     Corporate                                              880,000            633,000
                                                       ------------       ------------
                                                       $ 10,760,000       $  5,493,000
                                                       ============       ============

Depreciation and amortization:
     Electronic healthcare transaction processing      $  1,056,000       $    364,000
     Laboratory communication solutions                     230,000            155,000
     Corporate                                               44,000             50,000
                                                       ------------       ------------
                                                       $  1,330,000       $    569,000
                                                       ============       ============

Operating income (loss):
     Electronic healthcare transaction processing      $ (1,941,000)      $    152,000
     Laboratory communication solutions                     587,000            593,000
     Corporate                                             (924,000)          (683,000)
                                                       ------------       ------------
                                                       $ (2,278,000)      $     62,000
                                                       ============       ============

EBITDA:
     Electronic healthcare transaction processing      $   (885,000)      $    516,000
     Laboratory communication solutions                     817,000            748,000
     Corporate                                             (880,000)          (633,000)
                                                       ------------       ------------
                                                       $   (948,000)      $    631,000
                                                       ============       ============



                  MEDUNITE STATEMENT OF OPERATIONS (UNAUDITED)


                                                  Three Months Ended
                                                    March 31, 2003
                                                  ------------------
Revenues                                               $ 4,628,000
                                                       -----------

Costs and expenses:
     Cost of sales                                       1,677,000
     Selling, general and administrative expenses        4,545,000
     Depreciation and amortization                         654,000
                                                       -----------
        Total operating costs and expenses               6,876,000
                                                       -----------

        Operating loss                                  (2,248,000)

Interest expense, net                                     (214,000)
                                                       -----------

        Net loss                                       $(2,462,000)
                                                       ===========

EBITDA                                                 $(1,594,000)
                                                       ===========



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                         PROXYMED, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                                             March 31,         December 31,
                                                                                2003               2002
                                                                           -------------       -------------

                                   ASSETS

Current assets:
     Cash and cash equivalents                                             $  10,347,000       $  16,378,000
     Accounts receivable - trade, net                                         10,970,000          10,060,000
     Notes and other receivables                                                 502,000             503,000
     Inventory                                                                 2,912,000           2,774,000
     Other current assets                                                      1,614,000           1,022,000
                                                                           -------------       -------------
        Total current assets                                                  26,345,000          30,737,000
Property and equipment, net                                                    5,827,000           5,719,000
Goodwill, net                                                                 32,944,000          32,797,000
Purchased technology, capitalized software and other intangibles, net         17,800,000          18,220,000
Restricted cash                                                                1,151,000             825,000
Other assets                                                                     400,000             406,000
                                                                           -------------       -------------

        Total assets                                                       $  84,467,000       $  88,704,000
                                                                           =============       =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable and current portion of long-term debt                   $   1,193,000       $          --
     Accounts payable and accrued expenses                                    16,671,000          21,472,000
     Deferred revenue                                                            494,000             516,000
                                                                           -------------       -------------
        Total current liabilities                                             18,358,000          21,988,000
Convertible notes                                                             13,400,000          13,400,000
Other long-term debt                                                           1,938,000                  --
Long-term deferred revenue and other long-term liabilities                     2,488,000           2,581,000
                                                                           -------------       -------------
        Total liabilities                                                     36,184,000          37,969,000
                                                                           -------------       -------------

Stockholders' equity:
     Series C 7% Convertible preferred stock                                          --                  --
     Common stock                                                                  7,000               7,000
     Additional paid-in capital                                              146,187,000         146,187,000
     Accumulated deficit                                                     (97,725,000)        (95,273,000)
     Note receivable from stockholder                                           (186,000)           (186,000)
                                                                           -------------       -------------
        Total stockholders' equity                                            48,283,000          50,735,000
                                                                           -------------       -------------

        Total liabilities and stockholders' equity                         $  84,467,000       $  88,704,000
                                                                           =============       =============


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



                         PROXYMED, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)



                                                                       Three Months Ended March 31,
                                                                     --------------------------------
                                                                          2003               2002
                                                                      ------------       ------------
Cash flows from operating activities:
     Net income (loss)                                                $ (2,452,000)      $     49,000
     Adjustments to reconcile net income (loss) to net cash
         provided by (used in) operating activities:
            Depreciation and amortization                                1,330,000            569,000
            Provision for (recovery of) doubtful accounts                   54,000            (34,000)
            Provision for obsolete inventory                                10,000             60,000
            Loss on disposal of fixed assets                               125,000                 --
            Changes in assets and liabilities, net of
               effect of acquisitions and dispositions:
                Accounts and other receivables                            (984,000)           (91,000)
                Inventory                                                 (148,000)          (164,000)
                Other current assets                                      (262,000)          (341,000)
                Accounts payable and accrued expenses                    1,797,000             12,000
                Deferred revenue                                           (38,000)            94,000
                Other, net                                                  74,000            (21,000)
                                                                      ------------       ------------
         Net cash provided by (used in) operating activities              (494,000)           133,000
                                                                      ------------       ------------

Cash flows from investing activities:
     Capital expenditures                                                 (910,000)          (413,000)
     Capitalized software                                                 (276,000)          (138,000)
     Collections on notes receivable                                        81,000             14,000
     Proceeds from sale of fixed assets                                     64,000                 --
     Increase in restricted cash                                          (326,000)                --
     Payments for acquisition-related costs                             (3,860,000)                --
                                                                      ------------       ------------
         Net cash used in investing activities                          (5,227,000)          (537,000)
                                                                      ------------       ------------

Cash flows from financing activities:
     Payment of note payable related to acquisition of business                 --         (7,000,000)
     Payment of notes payable, capital leases and long-term debt          (310,000)           (29,000)
                                                                      ------------       ------------
         Net cash used in financing activities                            (310,000)        (7,029,000)
                                                                      ------------       ------------

Net decrease in cash and cash equivalents                               (6,031,000)        (7,433,000)
Cash and cash equivalents at beginning of period                        16,378,000         12,601,000
                                                                      ------------       ------------
Cash and cash equivalents at end of period                            $ 10,347,000       $  5,168,000
                                                                      ============       ============


During the quarter ended March 31, 2003, the Company financed a total of $2.9 million in previously existing accounts payable and accrued liabilities at December 31, 2002 for MedUnite through the issuance of notes payable. Additionally, the Company also entered into a financing arrangement for $0.4 million for certain liability insurance also through the issuance of a note payable.


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